Exhibit 99.1


FOR IMMEDIATE RELEASE

                         DATA SYSTEMS NETWORK EXPECTS
                             REPORTING ADJUSTMENTS

FARMINGTON HILLS, MI -- February 24, 1998 -- Data Systems Network
Corporation (Nasdaq: DSYS; Pacific Stock Exchange: DSY) has become aware of certain accounting irregularities which may have resulted in an overstatement of 1996 earnings, Chairman and CEO Michael W. Grieves reported today.

Grieves said that the board of directors has appointed a special committee of the board to investigate the matter, and outside accounting experts and legal counsel have been retained to assist in the investigation.

"The extent to which prior financial statements, including 1997's first three quarters, may need to be restated is not known at this time," Grieves said, "although there will likely be material adjustments to those financial statements."

"Preliminary results of the investigation indicate that the adjustments are principally the result of billing irregularities, a portion of which involves the recognition of revenue in 1996 more properly reportable in 1997. Based on these preliminary results, the potential adjustment of previously reported 1996 earnings could approximate $1 million," Grieves said. "The investigation is ongoing and results of the review will be announced as soon as the investigation is complete."

Grieves also announced today the resignation of Chief Financial Officer Philip M. Goy, who will remain as a consultant to Data Systems. The company has begun a search for a new chief financial officer.

Data Systems also reported that KPMG Peat Marwick LLP has notified the company that its auditors' report dated March 4, 1997 on Data Systems' financial statements should no longer be relied upon.

Data Systems provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on their inherent investments in technology and people. The company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in network management, application development, imaging systems and Year 2000 consulting. Based in Farmington Hills, Michigan, Data Systems has 21 offices and more than 250 employees.

Certain statements in this release constitute "forward-looking statements" within the meaning of the federal securities laws. Such statements involve known and unknown risks and uncertainties which may cause the company's actual results, performance or achievements to be materially different than any future results, performance or achievements implied in this release. Investors are cautioned that all forward-looking statements involve risks and uncertainty.

For additional information contact:

Gabe Werba, Durocher Dixson Werba, LLC
313-259-5803